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Exhibit 8.2

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 F. 416.865.7380 www.torys.com

December 23, 2013

Brookfield Property Partners L.P.
73 Front Street
5th Floor
Hamilton HM 12, Bermuda

Re: Canadian Federal Income Tax Opinion

Ladies and Gentlemen:

        We have acted as Canadian federal income tax counsel to Brookfield Property Partners L.P., a Bermuda limited partnership ("BPY"), in connection with the offer to purchase any or all of the issued and outstanding common shares of Brookfield Office Properties Inc., a Canadian corporation, as described in the Registration Statement on Form F-4 (the "Registration Statement") filed by BPY with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Statement.

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

  (i)
  the Registration Statement;

  (ii)
  the Limited Partnership Agreement in Respect of Brookfield Income Property Partners L.P., a Bermuda limited partnership, dated January 3, 2012, between 1648285 Alberta ULC, an Alberta unlimited liability company ("1648285 Alberta ULC"), and Brookfield Asset Management Inc., an Ontario corporation ("BAM");

  (iii)
  the Amended and Restated Limited Partnership Agreement of BPY, dated April 10, 2013, among 1648285 Alberta ULC, BAM, and each person admitted to BPY as a limited partner in accordance with the provisions of such agreement;

  (iv)
  the Second Amended and Restated Limited Partnership Agreement of BPY, dated August 8, 2013, among Brookfield Property Partners Limited, a Bermuda exempted limited company (the "BPY General Partner"), and each person admitted to BPY as a limited partner in accordance with the provisions of such agreement (the "BPY Limited Partnership Agreement");

  (v)
  the Amended and Restated Limited Partnership Agreement of the Property Partnership, dated April 10, 2013, among Brookfield Property GP L.P., a Bermuda limited partnership, BPY, and each person admitted to the Property Partnership as a limited partner in accordance with the provisions of such agreement;

  (vi)
  the Second Amended and Restated Limited Partnership Agreement of the Property Partnership, dated August 8, 2013, among Brookfield Property Special L.P., a Bermuda exempted limited partnership previously named "Brookfield Property GP L.P." (the "Property Special LP"), BPY, BAM, BPY I L.P., a Manitoba limited partnership, BPY II L.P., a Manitoba limited partnership, Brookfield US Corporation, a Delaware corporation, and each person admitted to the Property

    Partnership as a limited partner in accordance with the provisions of such agreement (the "Property Partnership Limited Partnership Agreement");

  (vii)
  the Limited Partnership Agreement of Brookfield Office Properties Exchange LP ("Exchange LP"), dated December 16, 2013, among Brookfield Property Split Corp., a British Columbia corporation, and BOP Exchange GP ULC, an Alberta corporation ("GP ULC"), and each person admitted to Exchange LP as a limited partner in accordance with the provisions of such agreement (the "Exchange LP Limited Partnership Agreement");

  (viii)
  the certificate of the BPY General Partner and GP ULC, of even date herewith, delivered to us for purposes of this opinion, including all schedules and exhibits thereto (the "Certificate"); and

  (ix)
  such agreements, documents, and other instruments as we have deemed necessary or appropriate.

        In addition, we have examined, and have relied as to matters of fact upon, originals, duplicates, certified or conformed copies of such records, agreements, documents, and other instruments and such certificates or comparable documents of public officials and of officers and representatives of BPY and GP ULC and have made such other and further investigations, as we have deemed necessary or appropriate as a basis for the opinion hereinafter set forth.

        In rendering this opinion, we have assumed that (i) the transactions described in the Registration Statement will be consummated in the manner set forth therein; (ii) the representations made in the Certificate are true, correct, and complete and will remain true, correct, and complete at all times; and (iii) any representation set forth in the Certificate qualified by knowledge, intention, belief, or any similar qualification is and will remain true, correct, and complete without regard to such qualification. In addition, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

        Based upon the foregoing, and subject to the qualifications, assumptions, and limitations stated herein and in the Registration Statement, we are of the opinion that the statements set forth in the Registration Statement under the caption "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS," insofar as they express conclusions as to the application of Canadian federal income tax law, represent our opinion as to the matters discussed therein.

        Our opinion is based upon the current provisions of the Income Tax Act (Canada) R.S.C. 1985, c. 1 (5th Supp.), as amended, and the Income Tax Regulations made thereunder (collectively, the "Tax Act"), all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current published administrative and assessing policies and practices of the Canada Revenue Agency. Any change in applicable laws or facts and circumstances, or any inaccuracy in the statements, facts, assumptions, or representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy. No opinion is expressed concerning any law other than the federal income tax law of Canada.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm under the captions "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" and "LEGAL MATTERS" in the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the U.S. Securities Act of 1933, as amended, or the rules thereunder.

Very truly yours,

/s/ Torys LLP

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  Exhibit 8.2